Exhibit 99.1
Air Lease Corporation Announces Third Quarter 2023 Results
Los Angeles, California, November 6, 2023 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three and nine months ended September 30, 2023.
“ALC’s healthy third quarter performance reflects continued strength in the underlying fundamentals of our business. Aircraft demand remains very strong, while supply chain and other OEM challenges will continue to constrain the supply of commercial aircraft. We are also pleased by the attractive valuations that we are seeing in the aircraft sales market and are optimistic about the prospects for our own sizable aircraft sales pipeline,” said John L. Plueger, Chief Executive Officer and President, and Steven F. Udvar-Házy, Executive Chairman of the Board.

Third Quarter 2023 Results
The following table summarizes our operating results for the three and nine months ended September 30, 2023 and 2022 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023	2022	$ change	% change	2023	2022	$ change	% change
Revenues	$659.4	$561.3	$98.1	17.5%	$1,968.4	$1,715.7	$252.7	14.7%
Operating expenses	(494.3)	(423.5)	(70.8)	16.7%	(1,481.2)	(1,232.3)	(248.9)	20.2%
Write-off of Russian fleet	—	—	—	—%	—	(802.4)	802.4	—%
Income/(loss) before taxes	165.0	137.8	27.2	19.7%	487.2	(318.9)	806.1	—%
Net income/(loss) attributable to common stockholders	$122.0	$100.0	$22.0	22.0%	$362.3	$(273.6)	$635.9	—%
Diluted earnings/(loss) per share	$1.10	$0.90	$0.20	22.2%	$3.25	$(2.45)	$5.70	—%
Adjusted net income before income taxes(1)	$177.0	$146.3	$30.7	21.0%	$519.7	$501.7	$18.0	3.6%
Adjusted diluted earnings per share before income taxes(1)	$1.59	$1.32	$0.27	20.5%	$4.67	$4.47	$0.20	4.5%

Key Financial Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Pre-tax margin	25.0%	24.6%	24.8%	(18.6)%
Adjusted pre-tax margin(1)	26.8%	26.1%	26.4%	29.2%
Pre-tax return on common equity (trailing twelve months)	10.6%	(2.9)%	10.6%	(2.9)%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	11.5%	12.0%	11.5%	12.0%

——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, such as write-offs of our Russian fleet, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Operations included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•Took delivery of eight aircraft from our orderbook during the quarter, representing approximately $450 million in aircraft investments, ending the period with approximately $30 billion in total assets.
•Sold eight aircraft during the quarter for approximately $350 million in sales proceeds.
•As of November 6, 2023, we had 40 aircraft with a carrying value of approximately $1.8 billion in our sales pipeline, which includes the 13 aircraft with a carrying value of approximately $670 million classified as flight equipment held for sale as of September 30, 2023 and 27 aircraft with a carrying value of $1.1 billion subject to letters of intent.
•Placed 100% of our contracted orderbook positions on long-term leases for aircraft delivering through the end of 2025 and have placed 67% of our entire orderbook.
•Ended the quarter with $31.2 billion in committed minimum future rental payments consisting of $16.1 billion in contracted minimum rental payments on the aircraft in our existing fleet and $15.1 billion in minimum future rental payments related to aircraft on order.
•On November 3, 2023, our board of directors increased our quarterly cash dividend by 5%, from $0.20 per share to $0.21 per share on our outstanding Class A common stock. The next quarterly dividend of $0.21 per share will be paid on January 10, 2024 to holders of record of our common stock as of December 15, 2023.
Financial Overview
Our total revenues for the three months ended September 30, 2023 increased by 17% to $659.4 million as compared to the three months ended September 30, 2022. The increase in total revenues was primarily driven by the continued growth in our fleet and an increase in sales activity. The increase in aircraft sales, trading and other revenue was primarily related to the sale of eight aircraft and one sales-type lease transaction which generated approximately $43.9 million in gains. During the three months ended September 30, 2022, we recorded approximately $11.6 million in gains from four sales-type lease transactions and the sale of one aircraft.

Our net income attributable to common stockholders for the three months ended September 30, 2023 was $122.0 million, or $1.10 per diluted share, compared to net income attributable to common stockholders of $100.0 million, or $0.90 per diluted share, for the three months ended September 30, 2022. Our adjusted net income before income taxes during the three months ended September 30, 2023 was $177.0 million or $1.59 per adjusted diluted share, as compared to $146.3 million, or $1.32 per adjusted diluted share, for the three months ended September 30, 2022. Net income attributable to common stockholders and adjusted net income before income taxes increased from the prior year period due to the growth of our fleet and increase in sales activity, partially offset by an increase in interest expense as a result of the increase in our composite cost of funds due to the rise in prevailing interest rates.

Flight Equipment Portfolio
As of September 30, 2023, the net book value of our fleet increased to $25.6 billion, compared to $24.5 billion as of December 31, 2022. As of September 30, 2023, we owned 448 aircraft in our aircraft portfolio, comprised of 331 narrowbody aircraft and 117 widebody aircraft, and we managed 79 aircraft. The weighted average fleet age and weighted average remaining lease term of flight equipment subject to operating lease as of September 30, 2023 was 4.6 years and 7.0 years, respectively. We have a globally diversified customer base of 117 airlines in 63 countries as of September 30, 2023.

The following table summarizes the key portfolio metrics of our fleet as of September 30, 2023 and December 31, 2022:

	September 30, 2023		December 31, 2022
Net book value of flight equipment subject to operating lease	$25.6	billion	$24.5	billion
Weighted-average fleet age(1)	4.6 years		4.5 years
Weighted-average remaining lease term(1)	7.0 years		7.1 years

Owned fleet(2)	448		417
Managed fleet	79		85
Aircraft on order	351		398
Total	878		900

Current fleet contracted rentals	$16.1	billion	$15.6	billion
Committed fleet rentals	$15.1	billion	$15.8	billion
Total committed rentals	$31.2	billion	$31.4	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.
(2) As of September 30, 2023, our owned fleet count includes 13 aircraft classified as flight equipment held for sale which is included in Other assets on the Consolidated Balance Sheet.

The following table details the regional concentration of our flight equipment subject to operating leases:

	September 30, 2023	December 31, 2022
Region	% of Net Book Value	% of Net Book Value
Europe	36.8%	32.5%
Asia (excluding China)	30.0%	29.1%
Central America, South America, and Mexico	8.5%	7.8%
The Middle East and Africa	8.3%	9.3%
China	7.3%	11.4%
U.S. and Canada	5.8%	6.3%
Pacific, Australia, and New Zealand	3.3%	3.6%
Total(1)	100.0%	100.0%

(1) As of December 31, 2022, we had four aircraft classified as held for sale with a carrying value of $153.5 million included in the table above.

The following table details the composition of our owned fleet by aircraft type:

	September 30, 2023		December 31, 2022
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-300	9	2.0%	4	1.0%
Airbus A319-100	1	0.2%	1	0.2%
Airbus A320-200	28	6.3%	28	6.7%
Airbus A320-200neo	24	5.4%	23	5.5%
Airbus A321-200	23	5.1%	23	5.5%
Airbus A321-200neo	90	20.1%	78	18.7%
Airbus A330-200(1)	13	2.9%	13	3.1%
Airbus A330-300	5	1.1%	5	1.2%
Airbus A330-900neo	21	4.7%	16	3.8%
Airbus A350-900	15	3.3%	13	3.1%
Airbus A350-1000	7	1.6%	6	1.4%
Boeing 737-700	3	0.7%	4	1.0%
Boeing 737-800	75	16.7%	82	19.7%
Boeing 737-8 MAX	51	11.4%	47	11.3%
Boeing 737-9 MAX	26	5.8%	15	3.7%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	24	5.4%	24	5.8%
Boeing 787-9	25	5.6%	27	6.5%
Boeing 787-10	6	1.3%	6	1.4%
Embraer E190	1	0.2%	1	0.2%
Total(2)	448	100.0%	417	100.0%

(1) As of September 30, 2023, aircraft count includes one Airbus A330-200 aircraft classified as a freighter.
(2) As of September 30, 2023, our owned fleet count includes 13 aircraft classified as flight equipment held for sale which is included in Other assets on the Consolidated Balance Sheet.

Debt Financing Activities
We ended the third quarter of 2023 with total debt financing, net of discounts and issuance costs, of $18.6 billion. As of September 30, 2023, 85.1% of our total debt financing was at a fixed rate and 98.3% was unsecured. As of September 30, 2023, our composite cost of funds was 3.67%. We ended the third quarter with total liquidity of $6.6 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions):

	September 30, 2023	December 31, 2022
Unsecured
Senior unsecured securities	$15,945	$17,095
Revolving credit facility	1,778	1,020
Term financings	798	583
Total unsecured debt financing	18,521	18,698
Secured
Export credit financing	208	11
Term financings	104	114
Total secured debt financing	312	125

Total debt financing	18,833	18,823
Less: Debt discounts and issuance costs	(187)	(182)
Debt financing, net of discounts and issuance costs	$18,646	$18,641
Selected interest rates and ratios:
Composite interest rate(1)	3.67%	3.07%
Composite interest rate on fixed-rate debt(1)	3.19%	2.98%
Percentage of total debt at a fixed-rate	85.06%	91.34%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease Corporation will host a conference call on November 6, 2023 at 8:00 AM Eastern Time to discuss the Company's financial results for the third quarter of 2023.
Investors can participate in the conference call by dialing 1 (888) 660-6652 domestic or 1 (646) 960-0554 international. The passcode for the call is 5952437.
The conference call will also be broadcast live through a link on the Investors page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investors page of the Air Lease Corporation website.
For your convenience, the conference call can be replayed in its entirety beginning on November 6, 2023 until 11:59 PM ET on November 13, 2023. If you wish to listen to the replay of this conference call, please dial 1 (800) 770-2030 domestic or 1 (647) 362-9199 international and enter passcode 5952437.
About Air Lease Corporation (NYSE: AL)
Air Lease Corporation is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease Corporation and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. Air Lease Corporation routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease Corporation’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease Corporation's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@airleasecorp.com

Media:
Laura Woeste Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Ashley Arnold Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, our access to the capital and debt markets, the impact of Russia’s invasion of Ukraine and the impact of sanctions imposed on Russia, the impact of the Israel Hamas conflict, aircraft and engine delivery delays and manufacturing defects, our aircraft sales pipeline and expectations, the impact of inflation, rising interest rates and other macroeconomic conditions and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•increases in our cost of borrowing or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic acquisition and profitable leasing;
•the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of manufacturing defects and technical or other difficulties with aircraft or engines before or after delivery;
•our ability to recover losses related to aircraft detained in Russia, including through insurance claims and related litigation;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, rising inflation, appreciation of the U.S. Dollar, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations;
•increased tariffs and other restrictions on trade;
•changes in the regulatory environment, including changes in tax laws and environmental regulations;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2022, and other SEC filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Cash and cash equivalents	$512,084	$766,418
Restricted cash	3,650	13,599
Flight equipment subject to operating leases	30,961,069	29,466,888
Less accumulated depreciation	(5,365,755)	(4,928,503)
	25,595,314	24,538,385
Deposits on flight equipment purchases	1,173,382	1,344,973
Other assets	2,387,795	1,733,330
Total assets	$29,672,225	$28,396,705
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$1,400,890	$696,899
Debt financing, net of discounts and issuance costs	18,645,843	18,641,063
Security deposits and maintenance reserves on flight equipment leases	1,461,012	1,293,929
Rentals received in advance	141,484	147,654
Deferred tax liability	1,061,943	970,797
Total liabilities	$22,711,172	$21,750,342
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,600,000 (aggregate liquidation preference of $850,000) shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	$106	$106
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,027,252 and 110,892,097 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	1,110	1,109
Class B Non-Voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	3,275,949	3,255,973
Retained earnings	3,682,503	3,386,820
Accumulated other comprehensive income	1,385	2,355
Total shareholders’ equity	$6,961,053	$6,646,363
Total liabilities and shareholders’ equity	$29,672,225	$28,396,705

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(unaudited)
Revenues
Rental of flight equipment	$604,027	$541,397	$1,833,533	$1,653,223
Aircraft sales, trading and other	55,337	19,937	134,876	62,469
Total revenues	659,364	561,334	1,968,409	1,715,692

Expenses
Interest	161,769	122,348	485,555	358,621
Amortization of debt discounts and issuance costs	13,695	13,162	40,414	39,772
Interest expense	175,464	135,510	525,969	398,393

Depreciation of flight equipment	267,393	242,503	795,659	713,095
Write-off of Russian fleet	—	—	—	802,352
Selling, general and administrative	42,770	39,718	136,216	110,993
Stock-based compensation expense	8,719	5,764	23,330	9,799
Total expenses	494,346	423,495	1,481,174	2,034,632
Income/(loss) before taxes	165,018	137,839	487,235	(318,940)
Income tax (expense)/benefit	(32,568)	(27,458)	(93,664)	76,606
Net income/(loss)	$132,450	$110,381	$393,571	$(242,334)
Preferred stock dividends	(10,425)	(10,425)	(31,275)	(31,275)
Net income/(loss) attributable to common stockholders	$122,025	$99,956	$362,296	$(273,609)

Earnings/(Loss) per share of common stock:
Basic	$1.10	$0.90	$3.26	$(2.45)
Diluted	$1.10	$0.90	$3.25	$(2.45)
Weighted-average shares of common stock outstanding
Basic	111,027,252	110,892,097	110,997,619	111,874,002
Diluted	111,346,799	111,090,133	111,383,257	111,874,002

Other financial data
Pre-tax margin	25.0%	24.6%	24.8%	(18.6)%
Pre-tax return on common equity (trailing twelve months)	10.6%	(2.9)%	10.6%	(2.9)%
Adjusted net income before income taxes(1)	$177,007	$146,340	$519,704	$501,708
Adjusted diluted earnings per share before income taxes(1)	$1.59	$1.32	$4.67	$4.47
Adjusted pre-tax margin(1)	26.8%	26.1%	26.4%	29.2%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	11.5%	12.0%	11.5%	12.0%
(1)Adjusted net income before income taxes (defined as net income/(loss) attributable to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, such as write-offs of our Russian fleet, that are not expected to continue in the future and certain other items), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income/(loss) attributable to common stockholders, pre-tax margin, earnings/(loss) per share, diluted earnings/(loss) per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income/(loss) attributable to common stockholders to adjusted net income before income taxes):
Net income/(loss) attributable to common stockholders	$122,025	$99,956	$362,296	$(273,609)
Amortization of debt discounts and issuance costs	13,695	13,162	40,414	39,772
Write-off of Russian fleet	—	—	—	802,352
Stock-based compensation expense	8,719	5,764	23,330	9,799
Income tax expense/(benefit)	32,568	27,458	93,664	(76,606)
Adjusted net income before income taxes	$177,007	$146,340	$519,704	$501,708

Denominator for adjusted pre-tax margin:
Total revenues	$659,364	$561,334	$1,968,409	$1,715,692
Adjusted pre-tax margin(a)	26.8%	26.1%	26.4%	29.2%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share (net income/(loss) attributable to common stockholders to adjusted net income before income taxes):
Net income/(loss) attributable to common stockholders	$122,025	$99,956	$362,296	$(273,609)
Amortization of debt discounts and issuance costs	13,695	13,162	40,414	39,772
Write-off of Russian fleet	—	—	—	802,352
Stock-based compensation expense	8,719	5,764	23,330	9,799
Income tax expense/(benefit)	32,568	27,458	93,664	(76,606)
Adjusted net income before income taxes	$177,007	$146,340	$519,704	$501,708

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	111,346,799	111,090,133	111,383,257	111,874,002
Potentially dilutive securities, whose effect would have been anti-dilutive	—	—	—	329,947
Adjusted weighted-average diluted common shares outstanding	111,346,799	111,090,133	111,383,257	112,203,949
Adjusted diluted earnings per share before income taxes(b)	$1.59	$1.32	$4.67	$4.47

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by adjusted weighted-average diluted common shares outstanding
The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended September 30,
	2023	2022
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net income/(loss) attributable to common stockholders to adjusted net income before income taxes):
Net income/(loss) attributable to common stockholders	$497,182	$(131,292)
Amortization of debt discounts and issuance costs	53,896	53,284
(Recovery)/Write-off of Russian fleet	(30,877)	802,352
Stock-based compensation expense	29,134	17,515
Income tax expense/(benefit)	128,529	(40,008)
Adjusted net income before income taxes	$677,864	$701,851

Reconciliation of denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders' equity as of beginning of the period	$5,678,434	$6,033,783
Common shareholders' equity as of end of the period	$6,111,053	$5,678,434
Average common shareholders' equity	$5,894,744	$5,856,109

Adjusted pre-tax return on common equity(c)	11.5%	12.0%

(c) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2023	2022
	(unaudited)
Operating Activities
Net income/(loss)	$393,571	$(242,334)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation of flight equipment	795,659	713,095
Write-off of Russian fleet	—	802,352
Stock-based compensation expense	23,330	9,799
Deferred taxes	91,410	(78,035)
Amortization of prepaid lease costs	54,962	34,734
Amortization of discounts and debt issuance costs	40,414	39,772
Gain on aircraft sales, trading and other activity	(147,174)	(85,616)
Changes in operating assets and liabilities:
Other assets	40,496	(243,109)
Accrued interest and other payables	(6,380)	(8,354)
Rentals received in advance	(3,982)	16,259
Net cash provided by operating activities	1,282,306	958,563
Investing Activities
Acquisition of flight equipment under operating lease	(2,782,507)	(2,166,317)
Payments for deposits on flight equipment purchases	(249,231)	(428,424)
Proceeds from aircraft sales, trading and other activity	1,568,420	42,043
Acquisition of aircraft furnishings, equipment and other assets	(205,368)	(162,897)
Net cash used in investing activities	(1,668,686)	(2,715,595)
Financing Activities
Cash dividends paid on Class A common stock	(66,587)	(62,738)
Common shares repurchased	—	(150,000)
Cash dividends paid on preferred stock	(31,275)	(31,275)
Tax withholdings on stock-based compensation	(3,354)	(8,903)
Net change in unsecured revolving facility	758,000	1,570,000
Proceeds from debt financings	1,783,973	1,497,615
Payments in reduction of debt financings	(2,566,518)	(1,327,146)
Debt issuance costs	(10,590)	(5,855)
Security deposits and maintenance reserve receipts	269,171	308,637
Security deposits and maintenance reserve disbursements	(10,723)	(24,627)
Net cash provided by financing activities	122,097	1,765,708
Net (decrease)/increase in cash	(264,283)	8,676
Cash, cash equivalents and restricted cash at beginning of period	780,017	1,108,292
Cash, cash equivalents and restricted cash at end of period	$515,734	$1,116,968
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $31,708 and $29,335 at September 30, 2023 and 2022, respectively	$532,922	$442,461
Cash paid for income taxes	$6,250	$5,808
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$620,280	$596,021
Cash dividends declared on Class A common stock, not yet paid	$22,205	$20,515